Exhibit 99.1

List of subsidiaries that are Company Parties

Name of Subsidiary	Country (State)	Ownership
Tattooed Chef, Inc.	United States (California)	100%
Ittella International, LLC	United States (California)	100%
Ittella’s Chef, LLC	United States (California)	100%
New Mexico Food Distributors, Inc.	United States (New Mexico)	100%
Karsten Tortilla Factory, LLC	United States (New Mexico)	100%
TTCF-NM Holding, Inc.	United States (Delaware)	100%